Exhibit 2.1

Agreement and Plan of Merger dated as of             , 2006 (this “Agreement”) among:

(i)                                     H&E Equipment Services, Inc., a Delaware corporation (“H&E Delaware”);

(ii)                                  H&E Holdings L.L.C., a Delaware limited liability company (“H&E Holdings”); and

(iii)                               H&E Equipment Services L.L.C., a Louisiana limited liability company (“H&E Louisiana”) and a wholly-owned subsidiary of H&E Holdings.

H&E Delaware, H&E Holdings and H&E Louisiana are herein together referred to as the “Parties”).

Recitals

A.                                   The Parties desire to effect:

(i)                                     the merger of H&E Holdings into H&E Delaware with H&E Delaware as the surviving corporation (the “H&E Holdings Merger”), pursuant to the terms and conditions of this Agreement and in accordance with Section 264 of the Delaware GCL and Section 18.209 of the Delaware LLCA; and

(ii)                                  the merger of H&E Louisiana into H&E Delaware with H&E Delaware as the surviving corporation (the “H&E Louisiana Merger”), pursuant to the terms and conditions of this Agreement and in accordance with Section 264 of the Delaware GCL and Section 1362 of the Louisiana LLCA. The H&E Holdings Merger and the H&E Louisiana Merger are herein together referred to as the “Mergers”.

B.                                     Schedule B hereto sets forth, as of immediately prior to the Effective Time of the H&E Holdings Merger, the names of the holders of the membership interests in H&E Holdings (the “H&E Holdings Members”), the classes and series of such membership interests (the “H&E Holdings Units”), and the amounts thereof owned by each of H&E Holdings Members.

C.                                     The Parties intend that the Mergers shall be accomplished in order to facilitate an initial public offering (the “IPO”) by H&E Delaware of shares of its Common Stock, par value par value $0.01 per share (the “H&E Delaware Common Stock”).

D.                                    The Parties intend that (i) the H&E Holdings Merger shall be treated as a “F” reorganization under Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended and in effect as of the date hereof (the “Code”), and (ii) the H&E Louisiana Merger shall be treated as a liquidation under Section 332 of the Code.

E.                                      The respective Boards of Directors of H&E Delaware, H&E Holdings and H&E Louisiana have unanimously approved the Mergers on the terms and conditions set forth herein.

Now, therefore, in consideration of the premises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I

Definitions

1.1.                              Certain Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in Schedule A.

1.2.                              Interpretation. Unless otherwise indicated to the contrary herein by the context or use thereof:  (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (ii) the word “including” means “including, but not limited to” and “including without limitation”; (iii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iv) words importing the singular shall also include the plural, and vice versa; and (v) unless otherwise expressly indicated in the context, all references herein to any “Section”, “Article”, “clause”, “Schedule” or “Exhibit” refer to Sections, Articles, clauses, Schedules and Exhibits contained in, or attached to, this Agreement.

Article II

Mergers

2.1.                              Mergers.

(a)                                  The Mergers shall be effected upon the terms and subject to the conditions of this Agreement. The H&E Holdings Merger shall be effected prior to the H&E Louisiana Merger. H&E Delaware shall be the surviving corporation in each Merger (the “Surviving Corporation”). The separate limited liability company existence of H&E Holdings shall cease as of the Effective Time of the H&E Holdings Merger, and the Surviving Corporation shall succeed to all of the rights, privileges, powers and franchises of H&E Holdings unaffected by the H&E Holdings Merger. Without limiting the generality of the foregoing, upon the Effective Time of the Mergers, and without the necessity of any further action by the Company, the Company hereby assumes all of the obligations of H&E Holdings and H&E Louisiana, respectively, including without limitation (as of the Effective Time of the H&E Louisiana Merger) all liabilities and obligations of H&E Louisiana under (i) the Credit Agreement and the “Loan Documents” to which reference is made therein, (ii) pursuant to the Senior Secured Notes Supplemental Indenture, the Senior Secured Indenture, the Senior Secured Notes and the Second Lien Security Documents, and (iii) pursuant to the Senior Subordinated Notes Supplemental Indenture, the Senior Subordinated Indenture and the Senior Subordinated Notes. The separate limited liability company existence of H&E Louisiana shall cease as of the Effective Time of the H&E Louisiana Merger, and the Surviving Corporation shall succeed to all of the rights, privileges, powers and franchises of H&E Louisiana unaffected by the H&E Louisiana Merger.

The Surviving Corporation shall continue to be governed by the laws of the State of Delaware. The Mergers shall have the effects specified in the Delaware GCL and the Louisiana LLCA.

(b)                                 The closing of the Mergers (the “Closing”) shall take place as soon as practicable following the satisfaction or waivers of the conditions set forth in Section 4.1.  The date of the Closing is herein called the “Closing Date”.

2.2.                              Effective Time.

(a)                                  On the Closing Date:

(i)                                     H&E Delaware and H&E Holdings shall cause a certificate of merger satisfying the requirements of Section 251 of the Delaware GCL (the “H&E Holdings Certificate of Merger”) to be filed with the Secretary of State of the State of Delaware; and

(ii)                                  promptly following the filing of the H&E Holdings Certificate of Merger as provided above, H&E Delaware and H&E Louisiana shall cause a certificate of merger satisfying the requirements of Section 264 of the Delaware GCL and a certificate of merger satisfying the requirements of Section 1360 of the Louisiana LLCA (together, the “H&E Louisiana Certificates of Merger”) to be filed with the Secretary of State of the State of Delaware and the Secretary of State of the State of Louisiana, respectively.

The H&E Holdings Certificate of Merger and the H&E Louisiana Certificates of Merger are herein together referred to as the “Merger Documents”.

(b)                                 The H&E Holdings Merger shall become effective (the “Effective Time of the H&E Holdings Merger”) upon the filing of the H&E Holdings Certificate of Merger with the Secretary of State of the State of Delaware. The H&E Louisiana Merger shall be effective (the “Effective Time of the H&E Louisiana Merger”) upon the filing of the H&E Louisiana Certificates of Merger with the Delaware Secretary of State and the Louisiana Secretary of State, as applicable. The Effective Time of the H&E Holdings Merger and the Effective Time of the H&E Louisiana Merger are herein together referred to as the “Effective Time of the Mergers”.

2.3.                              H&E Delaware Certificate of Incorporation; By-Laws. The Certificate of Incorporation and the By-laws of H&E Delaware shall be the certificate of incorporation and the by-laws of the Surviving Corporation until thereafter amended in accordance with applicable law.

2.4.                              Directors and Officers. The directors and officers of H&E Delaware, and all committees of the Board of Directors of H&E Delaware and the members thereof and the authority and charters of such committees, as of immediately following the Effective Time of the Mergers shall be the same as the directors and officers of H&E Louisiana, and all committees of the Board of Directors of H&E Louisiana and the members thereof and the authority and charters of such committees, as of immediately prior to Effective Time of the H&E Louisiana Merger.

Such individuals shall serve until their successors are duly elected or appointed and qualify, or until they are removed in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation or until they resign.

2.5.                              Effect on Membership Interests and Capital Stock.

(a)                                  H&E Holdings Merger. As of the Effective Time of the H&E Holdings Merger, by virtue of the H&E Holdings Merger and without any action on the part of the Parties or the holders of any of the following securities:

(i)                                     Conversion of H&E Holdings Units. The Units (as defined in the H&E Holdings LLC Agreement) of H&E Holdings issued and outstanding as of immediately prior to the Effective Time of the H&E Holdings Merger shall be converted into the right to receive the number of shares of H&E Delaware Common Stock per Unit as set forth below, upon surrender of a certificate representing such Unit in the manner provided in Section 2.7:

H&E Holdings Units	Shares of H&E Delaware Common Stock

Each Class A Common Unit
Each Class B Common Unit
Each Series A Preferred Unit
Each Series B Preferred Unit
Each Series C Preferred Unit
Each Series D Preferred Unit

H&E Delaware will not issue fractional shares in the H&E Holdings Merger, and the aggregate number of shares of Merger Shares each H&E Holdings Member is entitled to receive shall be rounded up or down to the nearest whole share of H&E Delaware Common Stock. No cash shall be paid in lieu of fractional shares.

(ii)                                  Cancellation of H&E Delaware Shares. Each share of the capital stock of H&E Delaware issued and outstanding immediately prior to the Effective Time of the H&E Holdings Merger shall be automatically cancelled and shall cease to exist without being converted into any stock or other consideration whatsoever.

(b)                                 H&E Louisiana Merger. Each membership interest in H&E Louisiana issued and outstanding immediately prior to the Effective Time of the H&E Louisiana Merger shall be automatically cancelled and shall cease to exist without being converted into any stock or other consideration whatsoever.

2.6.                              Further Assurances. As of and after the Effective Time of the Mergers, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of H&E Holdings, H&E Louisiana and the Surviving Corporation, any deeds, bills of sale, assignments or assurances, and to take and do, in the name and on behalf of H&E Holdings, H&E Louisiana and the Surviving Corporation, any other actions necessary to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of or in connection with the Mergers.

2.7.                              Exchange Procedures. On or promptly following the Effective Time, H&E Delaware shall deliver to each record holder of the H&E Holdings Units: (i) a letter of transmittal (the “Letter of Transmittal”) and (ii) instructions to the holders of the H&E Holdings Units for effecting the surrender of certificates evidencing the H&E Holdings Units in exchange for shares of H&E Delaware Common Stock with respect thereto. Upon surrender of each such certificate to H&E Delaware (or such exchange agent as may be designated by the Letter of Transmittal; H&E Delaware or such exchange agent being herein referred to as the “Exchange Agent”) together with such Letter of Transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such certificate shall be entitled to receive promptly the shares of H&E Delaware Common Stock for each H&E Holdings Unit formerly represented by such certificate.

2.8.                              Lost Certificates. If any certificate evidencing the H&E Holdings Units shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the provision of an indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed certificate the H&E Delaware Common Stock with respect to the H&E Holdings Units formerly represented thereby in accordance with this Article II.

2.9.                              Transfer Books. At 5:00 p.m., New York City time, on the day the Effective Time of the Mergers occurs, the transfer books of H&E Holdings Units shall be closed and there shall be no further registration of transfers of H&E Holdings Units thereafter on the records of H&E Holdings. From and after the Effective Time, the holders of certificates evidencing H&E Holdings Units shall cease to have any rights with respect to H&E Holdings Units formerly represented thereby, except as otherwise provided herein or by law. On or after the Effective Time of the Mergers, any certificates presented to the Exchange Agent for any reason shall be exchanged for the H&E Delaware Common Stock payable or deliverable with respect to the shares of H&E Holdings Units formerly represented thereby in accordance with this Article II.

2.10.                        Legend. Each certificate or instrument evidencing the H&E Delaware Common Stock issued to H&E Holdings Members pursuant to the H&E Holdings Merger (the “Merger Shares”), and each certificate or instrument issued in exchange for or upon the transfer of the Merger Shares, shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER.”

Upon the request of any H&E Holdings Member, the Company shall remove the legend set forth above from the certificate or certificates for such Merger Shares (if such Merger Shares are certificated as of such time); provided, that such Merger Shares are eligible (as reasonably determined by the Company in reliance upon an opinion of counsel to the holder of the Merger Shares) for sale pursuant to Rule 144(k) (or any similar rule or rules then in effect) under the Securities Act.

2.11.                        Termination of Limited Liability Company Agreements. The Limited Liability Company Agreement dated as of June 17, 2002 , as amended, of H&E Holdings (the “H&E Holdings LLC Agreement”) shall terminate and be of no further force or effect as of the Effective Time of the H&E Holdings Merger. The Amended and Restated Operating Agreement dated as of June 17, 2002, as amended, of H&E Louisiana shall terminate and be of no further force or effect as of the Effective Time of the H&E Louisiana Merger.

Article III

Representations and Warranties

3.1.                              Representations and Warranties of H&E Holdings. H&E Holdings hereby represents and warrants to H&E Delaware and H&E Louisiana as follows:

(a)                                  Organization. H&E Holdings is a limited liability company duly organized, validly existing and in good standing under the laws of the laws of the State of Delaware.

(b)                                 Authorization; Enforceability. H&E Holdings has the power and authority to execute and deliver this Agreement and any other documents to be executed in connection herewith and to perform its obligations hereunder, all of which have been, or will be, duly authorized by all requisite limited liability company action. To the extent that H&E Holdings is a party thereto, this Agreement and each other document to be executed in connection herewith has been duly authorized, executed and delivered by H&E Holdings and constitutes a valid and binding agreement of H&E Holdings, enforceable against H&E Holdings in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally or the application of general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

(c)                                  Non-contravention. Neither the execution and delivery of this Agreement or the fulfillment of and the performance by H&E Holdings of its obligations hereunder nor the consummation of the Mergers will (i) contravene any provision contained in H&E Holdings’ Constituent Documents, (ii) conflict with, violate or result in a breach (with or without the lapse of time, the giving of notice, or both) of, or constitute a default (with or without the lapse of time, the giving of notice, or both) under (A) any contract, agreement, commitment, indenture, mortgage, lease, pledge, note, bond, license, permit or other instrument or obligation or (B) any judgment, order, decree, statute, law, rule or regulation or other restriction of any Governmental Authority, in each case to which H&E Holdings is a party or by which it is bound or to which any of its assets or properties are subject, except as could not be reasonably expected to materially impair or delay its ability to consummate the transactions contemplated hereby.

(d)                                 No Consents. Except for the filing and recordation of the Merger Documents as required by the Delaware GCL and the Louisiana LLCA, and filings, consents or approvals, including without limitation under the securities laws of the United States, which have been obtained and are in full force and effect, no notice to, filing with, or authorization, registration, consent or approval of any Governmental Authority or other Person is necessary for the execution, delivery or performance of this Agreement by H&E Holdings, except as could not be reasonably expected to materially impair or delay its ability to consummate the transactions contemplated hereby.

3.2.                              Representations and Warranties of H&E Louisiana. H&E Louisiana hereby represents and warrants to H&E Holdings and H&E Delaware as follows:

(a)                                  Organization. H&E Louisiana is a limited liability company duly organized, validly existing and in good standing under the laws of the laws of the State of Louisiana.

(b)                                 Authorization; Enforceability. H&E Louisiana has the power and authority to execute and deliver this Agreement and any other documents to be executed in connection herewith and to perform its obligations hereunder, all of which have been, or will be, duly authorized by all requisite limited liability company action. To the extent that H&E Louisiana is a party thereto, this Agreement and each other document to be executed in connection herewith has been duly authorized, executed and delivered by H&E Louisiana and constitutes a valid and binding agreement of H&E Louisiana, enforceable against H&E Louisiana in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally or the application of general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

(c)                                  Non-contravention. Neither the execution and delivery of this Agreement or the fulfillment of and the performance by H&E Louisiana of its obligations hereunder nor the consummation of the Mergers will (i) contravene any provision contained in H&E Louisiana’s Constituent Documents, (ii) conflict with, violate or result in a breach (with or without the lapse of time, the giving of notice, or both) of, or constitute a default (with or without the lapse of time, the giving of notice, or both) under (A) any contract, agreement, commitment, indenture, mortgage, lease, pledge, note, bond, license, permit or other instrument or obligation or (B) any judgment, order, decree, statute, law, rule or regulation or other restriction of any Governmental Authority, in each case to which H&E Louisiana is a party or by which it is bound or to which any of its assets or properties are subject, except as could not be reasonably expected to materially impair or delay its ability to consummate the transactions contemplated hereby.

(d)                                 No Consents. Except for the filing and recordation of the Merger Documents as required by the Delaware GCL and the Louisiana LLCA, and filings, consents or approvals, including without limitation under the securities laws of the United States, which have been obtained and are in full force and effect, no notice to, filing with, or authorization, registration, consent or approval of any Governmental Authority or other Person is necessary for the execution, delivery or performance of this Agreement by H&E Louisiana, except as could not be reasonably expected to materially impair or delay its ability to consummate the transactions contemplated hereby.

3.3.                              Representations and Warranties of H&E Delaware. H&E Delaware hereby represents and warrants to H&E Louisiana and H&E Holdings as follows:

(a)                                  Organization. H&E Delaware is a corporation duly organized, validly existing and in good standing under the laws of the laws of the State of Delaware.

(b)                                 Authorization; Enforceability. H&E Delaware has the power and authority to execute and deliver this Agreement and any other documents to be executed in connection herewith and to perform its obligations hereunder, all of which have been, or will be, duly authorized by all requisite corporate action. To the extent that H&E Delaware is a party thereto, this Agreement and each other document to be executed in connection herewith has been duly authorized, executed and delivered by H&E Delaware and constitutes a valid and binding agreement of H&E Delaware, enforceable against H&E Delaware in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally or the application of general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

(c)                                  Non-contravention. Neither the execution and delivery of this Agreement or the fulfillment of and the performance by H&E Delaware of its obligations hereunder nor the consummation of the Mergers will (i) contravene any provision contained in H&E Delaware’s Constituent Documents, (ii) conflict with, violate or result in a breach (with or without the lapse of time, the giving of notice, or both) of, or constitute a default (with or without the lapse of time, the giving of notice, or both) under (A) any contract, agreement, commitment, indenture, mortgage, lease, pledge, note, bond, license, permit or other instrument or obligation or (B) any judgment, order, decree, statute, law, rule or regulation or other restriction of any Governmental Authority, in each case to which H&E Delaware is a party or by which it is bound or to which any of its assets or properties are subject, except as could not be reasonably expected to materially impair or delay its ability to consummate the transactions contemplated hereby.

(d)                                 No Consents. Except for the filing and recordation of the Merger Documents as required by the Delaware GCL and the Louisiana LLCA, and filings, consents or approvals, including without limitation under the securities laws of the United States, which have been obtained and are in full force and effect, no notice to, filing with, or authorization, registration, consent or approval of any Governmental Authority or other Person is necessary for the execution, delivery or performance of this Agreement by H&E Delaware, except as could not be reasonably expected to materially impair or delay its ability to consummate the transactions contemplated hereby.

Article IV

Conditions, Amendment and Termination

4.1.                              Conditions to Effect the Mergers. The obligations of H&E Delaware, H&E Holdings and H&E Louisiana to consummate the transactions contemplated hereby, including to effect the Mergers, shall be subject to the satisfaction of the following conditions on the date hereof, unless and to the extent waived by the Party for whose benefit such condition exists:

(a)                                  H&E Delaware shall have delivered to H&E Holdings and H&E Louisiana (i) a copy, certified by the Secretary of H&E Delaware, of the resolutions of the Board of Directors of H&E Delaware authorizing the execution, delivery and consummation of this Agreement and the Mergers, (ii) a copy, certified by the Secretary of H&E Delaware, of the Constituent Documents of H&E Delaware, and (iii) a certificate of the Secretary of H&E Delaware, dated as of the date hereof, as to the incumbency of any officer of H&E Delaware executing this Agreement or any document related thereto;

(b)                                 H&E Holdings shall have delivered to H&E Delaware (i) a copy, certified by the Secretary of H&E Holdings, of the resolutions of the Board of Directors of H&E Holdings authorizing the execution, delivery and consummation of this Agreement and the Mergers, (ii)  a copy, certified by the Secretary of H&E Holdings, of the Constituent Documents of H&E Holdings, and (iii) a certificate of the Secretary of H&E Holdings, dated as of the Closing Date, as to the incumbency of any officer of H&E Holdings executing this Agreement or any document related thereto;

(c)                                  H&E Louisiana shall have delivered to H&E Delaware (i) a copy, certified by the Secretary of H&E Louisiana, of the resolutions of the Board of Directors of H&E Louisiana authorizing the execution, delivery and consummation of this Agreement and the Mergers, (ii)  a copy, certified by the Secretary of H&E Louisiana, of the Constituent Documents of H&E Louisiana, and (iii) a certificate of the Secretary of H&E Louisiana, dated as of the Closing Date, as to the incumbency of any officer of H&E Louisiana executing this Agreement or any document related thereto;

(d)                                 This Agreement and the H&E Holdings Merger shall have been approved by the H&E Holdings Members in accordance with Section 18.209 of the Delaware LLCA and Sections 10.17 and 10.19 of the H&E Holdings LLC Agreement.

(e)                                  All consents, authorizations, permits, orders or approvals of, and filings or registrations with, any Governmental Authority which are required in connection with the execution and delivery of this Agreement and the consummation of the Mergers shall have been obtained or made and shall be in full force and effect.

(f)                                    The Amended and Restated Registration Rights Agreement in the form attached as Exhibit A hereto shall have been executed and delivered by the Company and the H&E Holdings Members identified therein as signatories, such Amended and Restated Registration Rights Agreement to be effective as of immediately following the Effective Time of the H&E Holdings Merger.

(g)                                 The Amended and Restated Security Holders Agreement in the form attached as Exhibit B hereto shall have been executed and delivered by the Company and the H&E Holdings Members identified therein as signatories, such Amended and Restated Security Holders Agreement to be effective as the Effective Time of the H&E Holdings Merger.

(h)                                 The Amended and Restated Investor Rights Agreement in the form attached as Exhibit C hereto shall have been executed and delivered by the Company and the H&E Holdings Members identified therein as signatories, such Amended and Restated Investor Rights Agreement to be effective as the Effective Time of the H&E Holdings Merger.

(i)                                     The First Amended and Restated Management Agreement, dated as of June 17, 2002 (as amended and in effect as of the date hereof) among Bruckmann, Rosser, Sherrill & Co., L.L.C., H&E Holdings and H&E Louisiana shall have been terminated subject to the effectiveness of the Mergers, the consummation of the IPO and the payment by H&E Delaware to Bruckmann, Rosser, Sherrill & Co., L.L.C. of a termination fee in the amount of $8.0 million and the payment of accrued management fees and expenses.

(j)                                     The Credit Agreement dated as of June 17, 2002 (as amended and in effect as of the date hereof) (the “Credit Agreement”) by and among H&E Louisiana and Great Northern Equipment, Inc. (as the “Borrowers”), H&E Holdings, GNE Investments, Inc. and H&E Finance Corp., the persons designated as “Lenders” on the signature pages hereto and General Electric Capital Corporation, as Agent, shall have been amended in a manner satisfactory to H&E Delaware, subject to the effectiveness of the H&E Louisiana Merger.

(k)                                  Pursuant to the Indenture dated as of June 17, 2002 (the “Senior Secured Indenture”) between H&E Louisiana, the “Guarantors” specified therein and The Bank of New York, as Trustee, governing the 11 1/8% Senior Secured Notes due 2012 (the “Senior Secured Notes”), the Company, said Guarantors and The Bank of New York, as Trustee shall have executed the Supplemental Indenture in the form attached as Exhibit D hereto (the “Senior Secured Notes Supplemental Indenture”), such Senior Secured Notes Supplemental Indenture to be effective as of the Effective Time of the H&E Louisiana Merger.

(l)                                     Pursuant to the Indenture dated as of June 17, 2002 (the “Senior Subordinated Indenture”) between H&E Louisiana, the “Guarantors” specified therein and The Bank of New York, as Trustee, governing the 12 1/2% Senior Subordinated Notes due 2013 (the “Senior Subordinated Notes”), the Company, said Guarantors and The Bank of New York, as Trustee shall have executed the Supplemental Indenture in the form attached as Exhibit E hereto (the “Senior Subordinated Notes Supplemental Indenture”), such Senior Subordinated Notes Supplemental Indenture to be effective as of the Effective Time of the H&E Louisiana Merger.

4.2.                              Termination. This Agreement may be terminated, notwithstanding the approval thereof by H&E Holdings Members, at any time prior to the Effective Time of the Mergers, (i) by mutual consent of the Boards of Directors of each of H&E Delaware, H&E Holdings, and H&E Louisiana; or (ii) by each of H&E Delaware, H&E Holdings and H&E Louisiana, if the IPO shall not have been consummated on or before            (or such other date, if any, as H&E Delaware, H&E Holdings and H&E Louisiana shall have mutually agreed in writing) (the “Termination Date”).

4.3.                              Effect of Termination. If this Agreement is terminated pursuant to Section 4.2, all rights and obligations of the Parties shall terminate and no party shall have any liability to any other Party.

4.4.                              Amendments.                      This Agreement may be amended at any time and from time to time by H&E Delaware, H&E Holdings and H&E Louisiana with the approval of the H&E Holdings Members in accordance with Section 10.19 of the H&E Holdings LLC Agreement.

Article V

Miscellaneous

5.1.                              Exhibits and Schedules. All exhibits and schedules hereto, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.

5.2.                              Entire Agreement. This Agreement, including the Schedules attached hereto, constitutes the entire agreement among the Parties with respect to the matters covered hereby and supersedes all previous written, oral or implied understandings among them with respect to such matters.

5.3                                 Further Assurances. Each of the Parties agrees to execute such documents and instruments and to take whatever action may be necessary or desirable to consummate the transactions contemplated hereby, including to effect the Mergers.

5.4.                              Governing Law; Consent to Jurisdiction. Except to the extent that the Mergers and the Merger Documents shall be subject to the Delaware GCL and the Louisiana LLCA, this Agreement and the rights and obligations of the Parties shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of New York, without giving effect to the conflict of laws principals thereof. Each of the Parties hereby irrevocably submits to the exclusive jurisdiction of any Federal or state court sitting in the City of New York over any suit, action or proceeding arising out of or relating to this Agreement. Each of the Parties hereby irrevocably waives, to the fullest extent permitted or not prohibited by law, any objection which such Party may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. EACH PARTY HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY ACTION BROUGHT HEREUNDER OR ARISING OUT OF THE TRANSACTION AND THE TRANSACTION DOCUMENTS.

5.5.                              Assignment; Successors and Assigns; No Third Party Rights. This Agreement may not be assigned by any Party without the written consent of each of the other Parties. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the Parties. This Agreement shall be for the sole benefit of the Parties and their respective heirs, successors, permitted assigns and legal representatives and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective heirs, successors, assigns and legal representatives, any legal or equitable right, remedy or claim hereunder.

5.6.                              Counterparts.                       This Agreement may be executed in counterparts, any one of which may be by facsimile, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument.

5.7.                              Titles and Heading. The titles, captions and table of contents in this Agreement are for reference purposes only, and shall not in any way define, limit, extend or describe the scope of this Agreement or otherwise affect the meaning or interpretation of this Agreement.

5.8.                              Severability. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by law.

5.9.                              No Strict Construction. Each of the Parties acknowledge that this Agreement has been prepared jointly by the Parties, and shall not be strictly construed against any Party.

[Signature Pages Follow]

In witness whereof, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

H&E Equipment Services, Inc.		H&E Holdings L.L.C.

By:		By:
	John Engquist		John Engquist
	President		President

H&E Equipment Services L.L.C.

By:
Leslie S. Magee
Chief Financial Officer

Agreement and Plan of Merger dated as of        , 2006

Schedule A to Agreement and Plan of Merger

Definitions

1.                                       Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1:

“Agreement” means this Agreement and Plan of Merger as amended and in effect from time to time in accordance with the provisions hereof.

“Constituent Documents”, when used with respect to any Party, means the articles or certificate of incorporation, limited liability company agreement, operating agreement and by-laws, as applicable, of such Party, and all amendments thereto or restatements thereof, as currently in effect.

“Delaware GCL” means the General Corporation Law of the State of Delaware, as amended and in effect as of the date hereof.

“Delaware LLCA” means the Limited Liability Company Act of the State of Delaware, as amended and in effect as of the date hereof.

“Governmental Authority” means any national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory, or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions.

“H&E Holdings LLC Agreement” means the Limited Liability Company Agreement, dated as of June 17, 2002, of H&E Holdings, as amended and in effect as of the date hereof.

“Law” means the following: statutes; laws; ordinances; regulations, rules, written policy, resolutions, orders, determinations, writs, injunctions, awards (including without limitation awards of any arbitrator), judgments and decrees of any Governmental Authority; applicable as to the foregoing to the specified Persons and to the businesses and assets thereof.

“Louisiana LLCA” means the Louisiana Limited Liability Company Law, as amended and in effect as of the date hereof.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, estate, joint venture, association or other organization, any division, segment or other unincorporated business, whether or not a legal entity, or a Governmental Authority.

2.                                       Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 2:

Term	Location

Code	Recitals
Closing	Section 2.1(b)
Closing Date	Section 2.1(b)
Credit Agreement	Section 4.1(j)
Effective Time of the H&E Holdings Merger	Section 2.2(b)
Effective Time of the H&E Louisiana Merger	Section 2.2(b)
Effective Time of the Mergers	Section 2.2(b)
Exchange Agent	Section 2.7
H&E Delaware	Preamble
H&E Delaware Common Stock	Preamble
H&E Holdings	Preamble
H&E Holdings Certificate of Merger	Section 2.2(a)
H&E Holdings LLC Agreement	Section 2.11
H&E Holdings Merger	Preamble
H&E Holdings Members	Recitals
H&E Holdings Units	Recitals
H&E Louisiana	Preamble
H&E Louisiana Merger	Recitals
H&E Louisiana Certificates of Merger	Section 2.2(a)
IPO	Preamble
Letter of Transmittal	Section 2.9
Mergers	Recitals
Merger Documents	Section 2.2(a)
Merger Shares	Section 2.10
Parties	Preamble
Senior Secured Indenture	Section 4.1(k)
Senior Secured Notes	Section 4.1(k)
Senior Secured Notes Supplemental Indenture	Section 4.1(k)
Senior Subordinated Indenture	Section 4.1(l)
Senior Subordinated Notes	Section 4.1(l)
Senior Subordinated Notes Supplemental Indenture	Section 4.1(l)
Surviving Corporation	Section 2.1
Termination Date	Section 4.2

2

Schedule B to Agreement and Plan of Merger

Ownership of H&E Holdings Units

Attached